Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Options to purchase stock granted under the Ticketfly, Inc. 2008 Stock Plan and restricted stock units granted under the Ticketfly, Inc. 2008 Stock Plan, and assumed by Pandora Media, Inc. of our reports dated February 11, 2015, with respect to the consolidated financial statements of Pandora Media, Inc. and the effectiveness of internal control over financial reporting of Pandora Media, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
November 13, 2015